Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS

RECORD SECOND QUARTER FISCAL 2008 RESULTS

•                  Net sales from continuing operations for the second quarter fiscal 2008 increased 26% to $279.8 million

•                  Operating income from continuing operations for the second quarter fiscal 2008 increased 35% to $31.8 million, reflecting improvement in operating margin

•                  Backlog increased 14% over prior year to $1.2 billion

•                  Income from continuing operations for the second quarter fiscal 2008 increased 41% to $18.7 million, or $1.05 per diluted share, computed on 9.3% higher share count

•                  Net income for the second quarter fiscal 2008 increased 37% to $17.2 million, or $0.97 per diluted share, inclusive of loss of $0.08 per diluted share from discontinued operations

Wayne, PA – October 24, 2007 – Triumph Group, Inc. (NYSE: TGI) today reported that net sales from continuing operations for the second quarter of the fiscal year ending March 31, 2008 totaled $279.8 million, a twenty-six percent increase from last year’s second quarter net sales of $221.8 million. Income from continuing operations for the second quarter of fiscal year 2008 increased forty-one percent to $18.7 million, or $1.05 per diluted share, versus $13.3 million, or $0.81 per diluted share, for the second quarter of the prior year. Net income for the second quarter of fiscal year 2008 increased thirty-seven percent to $17.2 million, or $0.97 per diluted share, versus $12.6 million, or $0.77 per diluted share, for the second quarter of the prior year. The number of shares used in computing diluted earnings per share for the second quarter of fiscal 2008 increased to 17.8 million shares. During the quarter, the company generated $15.2 million of cash flow from operations.

Net sales from continuing operations for the first six months of fiscal year 2008 were $554.8 million, a twenty-six percent increase over net sales of $439.8 million last year. Income from continuing operations for the first six months of fiscal year 2008 increased fifty-four percent to $36.5 million, or $2.08 per diluted share, compared to income from continuing operations of $23.7 million, or $1.46 per diluted share, in the prior year period. Net income for the first six months of fiscal year 2008 increased forty-one percent to $31.1 million, or $1.78 per diluted share, compared

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to net income of $22.0 million, or $1.35 per diluted share, in the prior year period. During the six months ended September 30, 2007, the company generated $4.3 million of cash flow from operations.

The company previously announced that it has designated Triumph Precision and Triumph Precision Castings as discontinued operations, effective June 30, 2007. The company completed the sale of Triumph Precision for cash during the quarter, generating proceeds of $4.9 million, and is continuing the process of divesting Triumph Precision Castings. For the three months ended September 30, 2007, the loss from discontinued operations was $1.5 million, or $0.08 per diluted share, which included $0.2 million of charges related to the sale of Triumph Precision.

The Aerospace Systems segment reported net sales for the quarter of $220.5 million compared to $178.5 million in the prior year period, a twenty-four percent increase. Operating income for the second quarter of fiscal year 2008 was $31.1 million, compared to $25.3 million for the prior year period, a twenty-three percent increase. Organic sales growth for the quarter was twenty percent. Operating income for the quarter included $2.3 million of legal expenses associated with the ongoing trade secret litigation, an increase in excess of $1.0 million over the prior year period. Without these additional costs, operating margins would have improved year over year.

The Aftermarket Services segment reported net sales for the quarter of $60.1 million, compared to $44.0 million in the prior year period, a thirty-six percent increase. Operating income for the second quarter of fiscal year 2008 was $4.8 million, compared to $2.2 million for the prior year period, a 118 percent increase. Operating margins for the quarter improved to eight percent from five percent in the prior year period. Organic sales growth for the quarter was seventeen percent.

Richard C. Ill, Triumph’s President and Chief Executive Officer, said, “We had another strong quarter marked by record sales, operating income and underlying margin improvement in spite of substantially higher legal costs. In addition, we were able to deliver record earnings per share despite the significantly higher share count resulting primarily from our convertible debt. For the balance of the fiscal year, we expect to continue to generate sales growth and improved profitability.”

Commenting on the outlook for the year, Mr. Ill stated, “Given our strong performance in the quarter and year-to-date and our confidence in the remainder of the year, we now expect our full-year earnings per share from continuing operations to be in the range of $3.95 to $4.10, computed on 17.9 million shares.”

Under the terms of the company’s convertible debt, the increase in the stock price, in addition to driving greater dilution, triggered a provision which gave holders of the notes a put option through December 31, 2007, as described in our press release dated October 2, 2007. Accordingly, the balance sheet classification of the notes will be short term for as long as the put option remains in effect.

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2008 second quarter results. The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from October 25th until November 1st by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1151410.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures,   repairs and overhauls aircraft components and accessories. The company serves a broad,

worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of  financial and operational performance, revenue and earnings growth, margin improvement and sales and earnings results for fiscal 2008. All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 6 PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007		2006

Net Sales	$279,772	$221,809	$554,776		$439,805

Operating Income	31,843	23,602	62,097		42,820

Interest Expense and Other	3,566	3,102	6,773		6,160
Income Tax Expense	9,575	7,228	18,811		12,922

Income from Continuing Operations	18,702	13,272	36,513		23,738
Loss from Discontinued Operations, net of tax	(1,472)	(661)	(5,366)		(1,694)

Net Income	$17,230	$12,611	$31,147		$22,044

Earnings Per Share - Basic:

Income from Continuing Operations	$1.13	$0.82	$2.21		$1.47
Loss from Discontinued Operations	$(0.09)	$(0.04)	$(0.33)		$(0.11)
Net Income	$1.04	$0.78	$1.89	*	$1.37	*

Weighted average common shares outstanding - Basic	16,524	16,166	16,491		16,121

Earnings Per Share - Diluted:

Income from Continuing Operations	$1.05	$0.81	$2.08		$1.46
Loss from Discontinued Operations	$(0.08)	$(0.04)	$(0.31)		$(0.10)
Net Income	$0.97	$0.77	$1.78	*	$1.35	*

Weighted average common shares outstanding - Diluted	17,827	16,314	17,539		16,299

Dividends declared and paid per common share	$0.04	$0.04	$0.08		$0.04

*  Difference due to rounding.

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	September 30,	March 31,
	2007	2007
Assets
Cash	$9,128	$7,243
Accounts Receivable, net	176,835	168,372
Inventory	334,526	296,080
Deferred Income Taxes	11,147	11,316
Assets Held for Sale	21,985	28,643
Prepaid Expenses and Other	5,368	6,713
Current Assets	558,989	518,367

Property and Equipment, net	289,177	283,681
Goodwill	339,165	339,930
Intangible Assets, net	64,941	69,919
Other	14,732	17,261

Total Assets	$1,267,004	$1,229,158

Liabilities & Stockholders’ Equity

Accounts Payable	$102,148	$101,332
Accrued Expenses	65,568	75,582
Liabilities Related to Assets Held for Sale	4,243	7,545
Income Taxes Payable	827	1,484
Current Portion of Long-Term Debt	201,471	5,702
Current Liabilities	374,257	191,645

Long-Term Debt, less current portion	125,329	310,481
Deferred Income Taxes and Other	102,258	99,669

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,708,100 and 16,469,617 shares issued	16	16
Capital in excess of par value	285,515	278,177
Accumulated other comprehensive income (loss)	815	(120)
Retained earnings	378,814	349,290
Total Stockholders’ Equity	665,160	627,363

Total Liabilities and Stockholders’ Equity	$1,267,004	$1,229,158

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
SEGMENT DATA	2007	2006	2007	2006

Net Sales:
Aerospace Systems	$220,511	$178,520	$437,791	$351,093
Aftermarket Services	60,054	44,035	118,367	90,482
Elimination of inter-segment sales	(793)	(746)	(1,382)	(1,770)
	$279,772	$221,809	$554,776	$439,805

Operating Income (Loss):
Aerospace Systems	$31,135	$25,332	$61,464	$45,673
Aftermarket Services	4,825	2,216	10,553	5,205
Corporate	(4,117)	(3,946)	(9,920)	(8,058)
	$31,843	$23,602	$62,097	$42,820

Depreciation and Amortization:
Aerospace Systems	$7,353	$6,298	$14,611	$12,649
Aftermarket Services	3,034	2,128	6,236	4,155
Corporate	70	67	133	111
	$10,457	$8,493	$20,980	$16,915

Capital Expenditures:
Aerospace Systems	$6,531	$8,091	$13,657	$14,798
Aftermarket Services	5,034	4,818	7,331	10,903
Corporate	134	20	545	145
	$11,699	$12,929	$21,533	$25,846

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended September 30, 2007 was $42.3 million with a margin of 15.1%. EBITDA for the three months ended September 30, 2006 was $32.1 million with a margin of 14.5%. EBITDA for the six months ended September 30, 2007 was $83.1 million with a margin of 15.0%. EBITDA for the six months ended September 30, 2006 was $59.7 million with a margin of 13.6%.

Management believes that EBITDA provides the reader a good measure of cash generated from the operations of the business before any investment in working capital or fixed assets.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Income from Continuing Operations	$18,702	$13,272	$36,513	$23,738

Add-back:
Income Tax Expense	9,575	7,228	18,811	12,922
Interest Expense and Other	3,566	3,102	6,773	6,160
Depreciation and Amortization	10,457	8,493	20,980	16,915

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$42,300	$32,095	$83,077	$59,735

Net Sales	$279,772	$221,809	$554,776	$439,805

EBITDA Margin	15.1%	14.5%	15.0%	13.6%

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended September 30, 2007
		Segment Data
		Aerospace	Aftermarket	Corporate /
	Total	Systems	Services	Eliminations

Income from Continuing Operations	$18,702

Add-back:
Income Tax Expense	9,575
Interest Expense and Other	3,566

Operating Income (Expense)	$31,843	$31,135	$4,825	$(4,117)

Depreciation and Amortization	10,457	7,353	3,034	70

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$42,300	$38,488	$7,859	$(4,047)

Net Sales	$279,772	$220,511	$60,054	$(793)

EBITDA Margin	15.1%	17.5%	13.1%	n/a

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Six Months Ended September 30, 2007
		Segment Data
		Aerospace	Aftermarket	Corporate /
	Total	Systems	Services	Eliminations

Income from Continuing Operations	$36,513

Add-back:
Income Tax Expense	18,811
Interest Expense and Other	6,773

Operating Income (Expense)	$62,097	$61,464	$10,553	$(9,920)

Depreciation and Amortization	20,980	14,611	6,236	133

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$83,077	$76,075	$16,789	$(9,787)

Net Sales	$554,776	$437,791	$118,367	$(1,382)

EBITDA Margin	15.0%	17.4%	14.2%	n/a

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

We use “Net Debt to Capital” as a measure of financial leverage. The following table sets forth the computation of Net Debt to Capital:

	September 30,	March 31,
	2007	2007

Calculation of Net Debt
Current Portion	$201,471	$5,702
Long-term debt	125,329	310,481
Total Debt	326,800	316,183
Less: Cash	9,128	7,243
Net Debt	$317,672	$308,940

Calculation of Capital
Net Debt	$317,672	$308,940
Stockholders’ equity	665,160	627,363
Total Capital	$982,832	$936,303

Percent of Net Debt to Capital	32.3%	33.0%

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